UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

HP Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-1081436
(State of Incorporation or Organization)	(IRS Employer Identification Number)
1501 PAGE MILL ROAD PALO ALTO, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.       Description of Securities To Be Registered.

On February 20, 2020, the Board of Directors (the “Board”) of HP Inc. (“HP”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.01 per share, of HP (“HP Common Stock”), and adopted a shareholder rights plan, as set forth in the Rights Agreement, dated as of February 20, 2020 (the “Rights Agreement”), by and between HP and Equiniti Trust Company, as rights agent. The dividend is payable on March 2, 2020 to HP shareholders of record as of the close of business on March 2, 2020.

Each Right will allow its holder to purchase from HP one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, for $100, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of HP’s Current Report on Form 8-K filed on February 20, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.      Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of HP Inc. (incorporated by reference to Exhibit 3.1 to HP Inc.’s Form 8-K filed on February 20, 2020).
4.1	Rights Agreement, dated as of February 20, 2020, by and between HP Inc. and Equiniti Trust Company, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to HP Inc.’s Form 8-K filed on February 20, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 20, 2020

HP INC.

By:	/s/ Ruairidh Ross
Name: Ruairidh Ross
Title: Deputy General Counsel and Assistant Secretary